Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                         Contact: Paul Knopick
                                                                                                                                                 888-795-6336

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ITRONICS REPORTS 2011 OUTLOOK AND 2010 FINANCIAL RESULTS

RENO, Nevada, February 15, 2011 -- Itronics Inc. (OTC: ITRO) reported today that its outlook for 2011 is positive, with GOLD’n GRO fertilizer sales expected to increase by 50 percent in the first quarter and silver sales by 300 percent. The Company also today issued 2010 results.

2011 Sales Outlook

Based on more normal weather in 2011, first quarter GOLD’n GRO sales, which are boosted by filling orders received in late December 2010 and early January 2011, could increase by 50 percent in the first quarter 2011 compared to the same period in 2010. Full year GOLD’n GRO sales are expected to increase significantly over 2010, with the possibility for a 50 percent increase for the entire year.

First quarter silver sales are expected to be up 300 percent compared to 2010. Silver prices are holding at historic highs which, if continued, will have an additional positive impact on silver sales. Full year silver sales are expected to more closely track GOLD’n GRO fertilizer sales in 2011 leading to our expectation that with expanded GOLD’n GRO fertilizer sales growth and much higher silver prices, silver sales could increase 100 percent in 2011 compared to 2010.

As previously reported, receipts of silver-bearing photographic liquids continue to be more than sufficient to meet the requirements for on-going and expanded GOLD’n GRO fertilizer sales.

2010 Achievements

During 2010 Itronics continued to focus on expanding and strengthening its business foundation to facilitate future growth. Following are the major achievements during the year:

1. The Company’s fertilizer distributor successfully expanded its GOLD’n GRO customer base which should lead to increased sales in 2011 and future years. Also plans were developed to expand sales into Arizona and Hawaii in 2011 and to place emphasis on selling additional GOLD’n GRO fertilizers in newly identified applications in the California market.

2. The start up of the Stage 1 silver refinery expansion was successfully implemented with the 85 percent solids mass reduction goal for solids feed to the refinery being achieved in December 2010 and the first shipment of silver recovered using the new process in early January 2011. This is a major

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2-15-11 Itronics Inc. Press Release, "Reports 2011 Outlook and 2010 Financial Results…"

achievement for the Company and creates new opportunities for future growth, as well as greatly improved silver refining capacity and economics for current operations.

3. In a press release dated December 7, 2010 the Company announced that its majority-owned affiliate Auric Gold & Minerals, Inc., had completed staking 289 lode mining claims which encompass 5,780 acres which is approximately 9 square miles. The Auric polymetallic gold project has been named the Fulstone Project and classified as an IOCG (Iron Oxide Copper Gold) exploration target. Some of the largest polymetallic copper gold deposits in the world are classified as IOCG deposits. These deposits often contain a variety of extractible metals and minerals including uranium and rare earths. This type of project is potentially very lucrative for the Company and its investors because of the potential large size and the potential for discovering recoverable metals and minerals besides iron, copper, and gold.

2010 Sales Results

Total revenues for the full year 2010 decreased by 23 percent to $2.6 million from $3.3 million in 2009. Fourth quarter Revenues decreased by 42 percent to $403,000 from $690,000 in 2009. Full year 2010 revenues were negatively impacted by adverse weather conditions in California and Nevada in the first and fourth quarters.

Fourth quarter GOLD’n GRO fertilizer orders were up 5 percent from the 2009 fourth quarter, which was the Company’s best fourth quarter in its history, but order delivery was delayed to the first quarter 2011 by adverse weather conditions in December, which caused receipt of some orders in the second half of December and the first week of January.

Unaudited revenues for the fourth quarter, and full year ended December 31, 2010 together with comparative figures for 2009 are presented below:

ITRONICS INC.
	For the Quarter		For the 12 Months
	Ended December 31		Ended December 31
REVENUE	2010	2009	2010	2009
Fertilizer	$ 320,642	$ 510,244	$ 2,066,378	$ 2,485,467
Silver	$ 55,136	$ 145,76	$ 385,933	$ 685,794
Photo Services	$ 26,997	$ 32,873	$ 100,269	$ 131,643
Mining Technical Services	$ 510	$ 888	$ 2,086	$ 35,248
Total Revenues	$ 403,285	$ 689,766	$ 2,554,666	$ 3,338,152

Silver revenues for the year decreased 44 percent on a 64 percent decrease in ounces sold. As previously reported first quarter silver sales were reduced by cold weather damage to the refinery and shipment in the prior year quarter of previously accumulated silver-bearing solids. Fourth quarter silver sales declined compared to the prior year for three reasons: (1) sale in the prior year of silver-bearing solids that had been previously accumulated, (2) reduction in refinery output due to a partial

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2-15-11 Itronics Inc. Press Release, "Reports 2011 Outlook and 2010 Financial Results…"

switch over to start up of the new Felix process, and (3) a reduction of silver recovery from photographic liquids due a reduction in production of GOLD’n GRO fertilizers.

Also as previously reported, the Mining Technical Services division has shifted focus to support its majority owned subsidiary Auric Gold & Minerals, Inc., which is developing an attractive Iron Oxide Copper Gold project in the Yerington Mining District in western Nevada.

"While 2010 presented many challenges, the Company ended the year on a very positive note, and expects to make substantial progress in 2011. In 2010 we successfully got the new Stage 1 Felix leaching process started, and our majority owned subsidiary Auric Gold & Minerals, Inc. made substantial progress staking lode mining claims to acquire its new Iron Oxide Copper Gold project. Successful start up of both of these projects has expanded the Company’s foundation for solid future growth," said Dr. John Whitney, Itronics President.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company. Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts used photoliquids into pure silver and GOLD'n GRO liquid fertilizers. Through its subsidiary Whitney & Whitney, Inc., the Company is now providing project planning and technical services to its partially owned affiliate Auric Gold & Minerals on its Iron Oxide Copper Gold Fulstone Project and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

The Company's environmentally friendly GOLD'n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com. The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com.

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)